EXHIBIT 10.38
MASTER SERVICE AGREEMENT
This Master Service Agreement, (this “Master Agreement”) effective June 4, 2007 (the “Effective Date”), is made by and between Therapeutics Inc., a Delaware corporation with corporate offices located at 9025 Balboa Avenue, Suite 100, San Diego, CA 92123 (hereinafter “THERAPEUTICS” or “TI”) and Artes Medical, Inc. with corporate offices located at 5870 Pacific Center Boulevard, San Diego, CA 92121 (hereinafter “ARTES”).
WHEREAS, ARTES and THERAPEUTICS desire to enter into this Master Agreement to provide the terms and conditions upon which ARTES may engage THERAPEUTICS from time-to-time for the purpose of managing the preclinical and clinical development of its new products in the field of dermatology, and other related services or projects, by executing individual Work Orders (as defined below) specifying the details of the service and the related terms and conditions.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, and intending to be legally bound hereby, ARTES and THERAPEUTICS agree as follows:
1.	Definitions
(a)	“Act” means the United States Federal Food, Drug, and Cosmetic Act.

(b)	“Active Pharmaceutical Ingredient” as used herein shall mean the active drug substance or substances contained in the Study Drug.

(c)	“Change Order” shall mean the written amendment that details a substantive change to the Work Order (See example in Exhibit 2.).

(d)	“FDA” as used herein shall mean the United States Food and Drug Administration.

(e)	“Good Clinical Practice” shall mean Good Clinical Practices as defined by the FDA and as amended from time to time.

(f)	“Good Laboratory Practice” shall mean Good Laboratory Practices as defined by the FDA and as amended from time to time.

(g)	“IDE” shall mean Investigational Device Exemption as defined by the FDA or foreign equivalent.

(h)	“IND” as used herein shall mean an Investigational New Drug Application, as defined by the FDA.

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(i)	“IRB” as used herein shall mean the board(s) established pursuant to 21 CFR Part 56 for the purpose of reviewing clinical investigations.

(j)	“Investigator(s)” as used herein shall mean a licensed physician who is a qualified clinical investigator willing and able, and engaged to conduct a clinical investigation of the Study Drug or Device as set forth in a Protocol.

(k)	“NDA” as used herein shall mean a New Drug Application, as defined by the FDA, or foreign equivalent.

(l)	“Phase I Clinical Study” as used herein shall mean those human clinical studies on sufficient numbers of persons that are designed to establish that a product is safe for its intended use and to support its continued clinical testing.

(m)	“Phase II Clinical Study” as used herein shall mean those human clinical studies on sufficient numbers of persons that are designed to establish the safety and efficacy of a product for its intended use.

(n)	“Phase III Clinical Study” as used herein shall mean an expanded human study of a level necessary for submission of an NDA to, and approval for marketing of a product by the FDA.

(o)	“PMA” as used herein shall mean Pre-Market Approval for a device as defined by the FDA or foreign equivalent

(p)	“Project” as used herein shall mean those specific composite goals, objectives, activities, times, durations, costs and responsibilities described in a Work Order.

(q)	“Protocol” as used herein shall mean particular preclinical or clinical testing procedures and conditions for the clinical evaluation of the Study Drug or Device, used from time to time, during the Term (as defined in Section 3(a)).

(r)	“Services” as used herein shall mean the services to be provided to ARTES by THERAPEUTICS pursuant to a Work Order (as defined in Section 2).

(s)	“Study” as used herein shall mean the preclinical or clinical research described in a Protocol.

(t)	“Study Drug or Device” as used herein shall be defined in a Work Order and shall mean the drug, biologic, medical device or similar product including any and all of its components, and related test articles being tested in a Study for which THERAPEUTICS is providing Services as described in a Protocol or product development plan.

(u)	“510K” as used herein shall mean a submission route to register a medical device for marketing as defined by the FDA or foreign equivalent.

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2.	Work Orders, Nature of Work

(a)	Work Orders The specific details of each Project under this Master Agreement shall be separately negotiated and specified in writing on a Work Order in a form substantially similar to that attached to this Master Agreement as Exhibit 1. Each Work Order will include, as applicable, the Protocol title or project description, a detailed description of the Services to be performed by THERAPEUTICS, the specifications of the applicable Study Drug or Device, including the Active Pharmaceutical Ingredient (if applicable), timeline, budget and payment schedule and such other terms as shall be agreed upon by the parties. The terms of this Master Agreement shall be automatically incorporated into the terms of any Work Order. This Master Agreement and each Work Order, independent from other Work Orders, constitute the entire agreement for a Project. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Master Agreement, the terms and provisions of this Master Agreement shall control, unless otherwise expressly set forth in the Work Order.

(b)	Change Orders Any material change in the details of a Work Order shall require execution of a Change Order, which shall be in a form substantially similar to that attached to this Master Agreement as Exhibit 2. Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, timeline or other matters. A Change Order will only become effective upon the execution of the Change Order by both parties.

(c)	Transfer of Obligations Notwithstanding any other provision of this Master Agreement, and in addition to any other specific responsibilities of THERAPEUTICS which are set forth herein, pursuant to 21 CFR Part 312.52, ARTES may, from time to time, transfer and THERAPEUTICS may assume all or some of the specific obligations of ARTES as “Sponsor” under the Act. A description of such obligations to be transferred to THERAPEUTICS will be provided in each Work Order. It is agreed that the same description and extent of obligations transferred will be included in Section #13 of any applicable INDs filed on Form FDA 1571. THERAPEUTICS agrees to carry out diligently all transferred obligations.

(d)	Performance of Services THERAPEUTICS agrees to use commercially reasonable efforts to diligently perform, and to cause its employees, officers, permitted subcontractors and representatives to diligently perform the Services in accordance with the terms and conditions of this Master Agreement and each Work Order. Such efforts may include, without limitation, implementing reasonable procedures such as bonuses and other incentives for timely completion of the Services. EXCEPT AS SET FORTH IN THIS SECTION 2(d) OR ELSEWHERE IN THIS MASTER AGREEMENT, THERAPEUTICS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES, EXPRESS OR IMPLIED, AND THERAPEUTICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF

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MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES TO BE PROVIDED HEREUNDER.

3.	Term and Termination

(a)	This Master Agreement shall commence on the Effective Date and shall have an initial term of three (3) years (the “Initial Term”), unless earlier terminated as provided herein. The Initial Term will be automatically renewed for additional one (1) year terms (“Subsequent Term(s)”), unless either party notifies the other not less than ninety (90) days prior to the end of the Initial Term, or any Subsequent Term, that such party does not wish to renew this Master Agreement. The Initial Term and any Subsequent Terms shall be referred to collectively as the “Term”.

(b)	Either party may terminate this Master Agreement, or any Work Order, upon written notice to the other party, if the other party materially breaches this Master Agreement, or such Work Order. Both parties agree to allow the breaching party a reasonable time, but not less than 90 days, to use best efforts to correct said breach and provide satisfactory evidence of corrective actions in a timely manner. Failure to cure the breach within such 90-day period shall entitle the non-breaching party to terminate this Master Agreement, or any Work Order, immediately by written notice to the breaching party.

(c)	ARTES may terminate any Work Order for any reason upon ninety (90) days prior written notice to THERAPEUTICS.

(d)	If either party believes termination of any Work Order is necessary to protect the safety or welfare of the Study subjects, then such party shall have the right to terminate the applicable Work Order upon written notice to the other party.

(e)	In the event of termination of this Master Agreement or any Work Order, ARTES and THERAPEUTICS agree to discuss, cooperate and coordinate termination of activities being conducted by THERAPEUTICS. As soon as reasonably possible after receipt of any written termination notice by either party, THERAPEUTICS will use commercially reasonable efforts to stop initiation of any tasks or activities not yet started as of the date of termination notice, whether to be conducted by THERAPEUTICS or a third party, unless another plan of termination is agreed to by both parties, however both parties acknowledge non-cancelable costs may exist and will require payment as detailed in Section 3(h). In all cases of termination, a reasonable plan of action for cessation of activities will be agreed to by both parties to ensure an orderly cessation of on-going tasks and activities in order to protect the safety and rights of patients, as well as the legal responsibilities of all parties involved according to applicable local, federal and/or state laws, regulations and ordinances. THERAPEUTICS will use commercially reasonable efforts to terminate all Work Order associated tasks according to the plan agreed to by both parties.

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(f)	Upon termination of this Master Agreement or any Work Order, THERAPEUTICS will, at ARTES’ written request, promptly provide ARTES with a copy of all records relating to Project performance and all periodic reports and/or patient records, maintaining confidentiality.

(g)	Should ARTES choose to terminate a Work Order prior to completion for any reason other than THERAPEUTICS’ material breach of this Master Agreement or any Work Order, insolvency or bankruptcy, ARTES agrees to pay THERAPEUTICS:
(i)	all reasonable direct fees, including monthly fees for project management, medical monitoring, transfer of records or similar fees earned hereunder for Services performed up to the effective date of termination in accordance with the terms of the Work Order being terminated;

(ii)	all non-cancelable costs for third party contracted Services and other expenses, including THERAPEUTICS related administrative fees, incurred in connection with any Work Order being terminated to the date of termination; and

(iii)	a separate termination fee equivalent to 10% of the entire Work Order budget.
(i)	In the event a Work Order is terminated by ARTES before conclusion by reason of any uncured material breach by THERAPEUTICS pursuant to Section 3(c) above, any third party pass-through costs associated with terminating the Work Order, e.g. laboratory costs, etc. will be:
(i)	borne by THERAPEUTICS if attributable to THERAPEUTICS’ material breach of its obligations under the Master Agreement or Work Order and previously paid to THERAPEUTICS;

(ii)	borne by ARTES if not previously paid to THERAPEUTICS; or

(iii)	negotiated between ARTES and THERAPEUTICS if neither of the above (i)(i) and (i)(ii) applies.
(j)	Sections 3(f, g, h, and i), 5(b), 6, 7, 8, 10, 11, 12, 13, 15, 16(c), 24, 25 and 27 shall survive any expiration or termination of this Master Agreement to the extent of the terms detailed in each respective Section.
4.	Work Order Compensation

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(a)	Unless otherwise provided for and agreed to in a particular Work Order, the following shall apply with respect to all payments by ARTES for Services under a Work Order:
(i)	THERAPEUTICS will be compensated for its Services, itemized expenses, and pass-through costs, net of discounts, incurred in the performance of the Services pursuant to the budget and payment schedule set forth in each respective Work Order.

(ii)	All income-related taxes (and penalties thereon) imposed on any payment by ARTES to THERAPEUTICS shall be the responsibility of THERAPEUTICS.

(iii)	THERAPEUTICS will submit monthly invoices to ARTES which shall contain sufficient itemizations for fees, expenses and pass-through costs related to a Work Order.

(iv)	THERAPEUTICS will invoice ARTES promptly upon achievement of agreed to milestones (if other than monthly), as set forth in the applicable Work Order, for payment of Services.

(v)	Invoices shall be payable by ARTES within thirty (30) days in U.S. dollars after receipt by ARTES (late payments will incur interest at a rate equal to 1.5% for each 30 day period, or part thereof, an invoice remains unpaid after the due date).
(b)	If any portion of an invoice is disputed, then ARTES shall notify THERAPEUTICS in writing and shall pay the undisputed amounts in compliance with Section 4(a)(v) and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. THERAPEUTICS shall maintain adequate accounting records for all receipts and disbursements of supplies and monies directly related to any Work Order. ARTES shall be permitted to audit these records, at ARTES’ expense, during normal business hours upon reasonable notice to THERAPEUTICS. THERAPEUTICS will be reimbursed for reasonable expenses, including related labor expenses related to all audit activities.
(c)	It is the parties’ expectation that the budget for any Work Order relating to Services to be provided by THERAPEUTICS will be negotiated by the parties prior to submitting a formal Work Order for Services.
5.	Personnel
(a)	The Services with respect to each Project shall be performed by THERAPEUTICS under the direction of the person identified as the Project Manager in the applicable Work Order. THERAPEUTICS will perform its Services in a professional, thorough and timely manner and will ensure that the

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personnel or subcontractors it uses to perform the Services are appropriately trained and qualified. ARTES shall be entitled in good faith to request that the Project Manager be removed and replaced with a new Project Manager, and THERAPEUTICS shall make best efforts to honor such request. ARTES shall, upon request, be entitled to review credentials of all other personnel providing Services as per the Work Order and in good faith may request that any staff member be replaced and THERAPEUTICS shall make best efforts to honor such request.
(b)	NON — SOLICITATION
(i)	Non-solicitation by ARTES. ARTES agrees that during the Term of this Master Agreement, and for a period of two (2) years after the termination of this Master Agreement, ARTES will not directly or indirectly solicit any personnel of THERAPEUTICS or its then current contractors to leave the service of THERAPEUTICS to become employed by ARTES.

(ii)	Non-solicitation by THERAPEUTICS. THERAPEUTICS agrees that during the Term of this Master Agreement, and for a period of two (2) years after the termination of the Master Agreement, THERAPEUTICS will not directly or indirectly solicit any personnel of ARTES to leave the service of ARTES to become employed by THERAPEUTICS.

(iii)	Finder Fee. Notwithstanding the foregoing, THERAPEUTICS and ARTES may mutually agree upon either party hiring certain employees from the other if the hiring party pays a finder fee of 20% of the first year’s annual base salary and reimburses the other party for reasonable training and related out-of-pocket expenses.

(iv)	Enforceability. The provisions of this Non-Solicitation Section shall be construed as enforceable in both law and equity, including by temporary or permanent restraining orders, notwithstanding the existence of any claim or cause of action by either party against the other party whether predicated on this Master Agreement or otherwise.

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6.	Confidentiality
(a)	Any confidential information (“Confidential Information”) of a party (“Discloser”) acquired by the other party (“Recipient”) under this Master Agreement or any Work Order, including, without limitation, the results of any Study or Project, shall not be disclosed to any third party who does not have a need to know such Confidential Information for purposes of performing Recipient’s obligations under this Master Agreement or any Work Order, without the prior written authorization from Discloser. Recipient shall use the Confidential Information only for the purpose of fulfilling its obligations under this Master Agreement or any Work Order. Recipient represents and warrants that it has obtained or will obtain agreements with its employees and agents (including subcontractors) to maintain the confidentiality of all Confidential Information as provided herein.
(b)	The obligations of Recipient with regard to Confidential Information shall continue for a period of ten (10) years from the date that such Confidential Information is acquired by Recipient.
(c)	The obligations of Recipient regarding the confidentiality and nondisclosure of Confidential Information as provided in this section shall not apply to information that:
(i)	is already known to Recipient without prior disclosure from Discloser, as shown by Recipient’s prior written records;

(ii)	Recipient can demonstrate by written records was developed for or by Recipient, independent of any Confidential Information of the Discloser;

(iii)	becomes publicly available through no fault of Recipient;

(iv)	is received from a third party that has the legal right to disclose it to Recipient; or

(v)	is required by law to be disclosed; provided that Recipient notifies Discloser in writing of its intention to disclose Confidential Information with sufficient time to allow Discloser to seek a protective order or file an application for confidential treatment as may be permissible.
(d)	Recipient acknowledges that the disclosure of Confidential Information without Discloser’s expressed permission may cause Discloser irreparable harm and that the breach or threatened breach of nondisclosure provisions of this Master Agreement may entitle Discloser to seek injunctive relief, in addition to any other legal remedies that may be available.

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7.	Ownership and Inventions
(a)	All materials, documents and information, programs and suggestions of every kind and descriptions provided by ARTES to THERAPEUTICS or to Investigators and all data or reports resulting from any Study and/or generated by Investigators participating in a Study or prepared by THERAPEUTICS in connection with the Services performed hereunder shall be the sole and exclusive property of ARTES.
(b)	THERAPEUTICS shall retain and preserve one (1) copy only of all such property of ARTES for a period of two (2) years after the NDA, 510K or PMA has been approved by the FDA or a Project has been discontinued. At the end of such two (2) year period, THERAPEUTICS shall give ARTES written notice of its intent to destroy any of such material at least thirty (30) days prior to destruction. If ARTES requests such material, THERAPEUTICS shall provide such material to ARTES at ARTES’ expense. Failure of ARTES to request such material or to respond to such notice within the thirty (30) day period shall be evidence of ARTES’ acquiescence to the destruction of such material.
(c)	All rights, title and interest in any and all data shall be owned solely and exclusively by ARTES. All rights, title and interest in any discoveries or inventions directly arising from the Services provided to ARTES pursuant to this Master Agreement and/or Work Order that are directly related to the Active Pharmaceutical Ingredient shall be owned solely and exclusively by ARTES regardless of inventorship unless otherwise agreed to by the Parties. THERAPEUTICS will promptly disclose in writing to ARTES or its nominee any and all inventions, discoveries, improvements and modifications, conceived or reduced to practice by THERAPEUTICS arising from the Services provided to ARTES pursuant to this Master Agreement or any Work Orders that are directly related to the Active Pharmaceutical Ingredient. THERAPEUTICS agrees to assign all its interest therein to ARTES or its nominee and, whenever requested to do so by ARTES, THERAPEUTICS will execute any and all applications, assignments or other instruments and give testimony deemed necessary to apply for and obtain patent letters in the United States or any foreign country or to otherwise protect ARTES’ interests, therein, at ARTES’ sole cost and expense, including the payment of THERAPEUTICS’ standard rates therefor.
These obligations shall continue beyond the termination of this Master Agreement for a period of one (1) year and shall be binding upon THERAPEUTICS’ successors, assignees, administrators, subcontractors and other legal representatives.
8.	Access to Records
THERAPEUTICS will permit representatives of ARTES and/or any authorized regulatory authorities to have access at reasonable times to THERAPEUTICS’ premises for the purpose of observing performance of the Services and/or reviewing resulting data.

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9.	Adverse Experience Reporting
Pursuant to any Protocol attached to any Work Order, THERAPEUTICS agrees throughout the duration of this Master Agreement, to promptly notify ARTES of any information concerning any serious or unexpected event or injury, and the severity thereof, associated with the clinical uses, studies, investigations or tests, whether or not determined to be attributable to any Study Drug or Device.
10.	Publications
Project results may not be published or publicly disclosed, in whole or in part, by THERAPEUTICS or its affiliates without the prior express written consent of ARTES.
11.	Indemnification
(a)	ARTES agrees to indemnify, defend and hold harmless THERAPEUTICS, its respective officers, trustees, affiliates, agents, servants, employees, successors and independent contractors (hereafter collectively referred to as “THERAPEUTICS Indemnitees”) from and against any and all losses, costs (including the reasonable costs of providing medical care), expenses (including reasonable attorneys’ fees), claims, actions, liability and/or suits (collectively, “Claims”) suffered or incurred by a THERAPEUTICS Indemnitee as a result of (i) bodily injury to a patient in any Study being conducted pursuant to this Master Agreement or any Work Order directly or indirectly caused by administration of a Study Drug or Device, or (ii) ARTES’ negligent performance of the obligations required under this Master Agreement or any intentional or reckless misconduct by ARTES, except to the extent that any such Claims are caused by the negligence or intentional or reckless misconduct of any THERAPEUTICS Indemnitee.

ARTES shall further indemnify, defend and hold harmless the THERAPEUTICS Indemnitees from any Claims in contract or tort (including strict liability claims) that relate to the safety or efficacy of the Active Pharmaceutical Ingredient or any component of the Study Drug or Device.
(b)	THERAPEUTICS agrees to provide ARTES with prompt notice of any such Claim. In the event the aforesaid indemnity is invoked, ARTES shall have the right, but not the obligation, to manage and control the defense and settlement of any and all such actions and lawsuits, and shall have the right to select and engage counsel of its own choice. THERAPEUTICS shall cooperate fully with ARTES in the defense of any and all actions and lawsuits. No THERAPEUTICS Indemnitee shall be entitled to compromise or settle any such Claim without prior written approval of ARTES
(c)	THERAPEUTICS agrees to indemnify, defend and hold harmless ARTES, its parents, subsidiaries and affiliates, as well as the officers, directors, employees

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and agents of each (hereafter collectively referred to as “ARTES Indemnitees”), against and in respect of any and all losses, costs (including the reasonable costs of providing medical care), expenses (including reasonable attorneys’ fees), claims, actions, liability and/or suits (collectively, “Claims”) suffered or incurred by any ARTES Indemnitee resulting from THERAPEUTICS’ negligent performance of the obligations required under this Master Agreement or any Work Order, or from any intentional or reckless misconduct, including any negligent failure on the part of THERAPEUTICS to honor THERAPEUTICS’ financial obligations to any subcontractor of THERAPEUTICS.
(d)	ARTES agrees to provide THERAPEUTICS with prompt notice of any such Claim. In the event the aforesaid indemnity is invoked, THERAPEUTICS shall have the right, but not the obligation, to manage and control the defense and settlement of any and all such actions and lawsuits, and shall have the right to select and engage counsel of its own choice. ARTES shall cooperate fully with THERAPEUTICS in the defense of any and all actions and lawsuits. No ARTES Indemnitee shall be entitled to compromise or settle any such Claim without prior written approval of THERAPEUTICS.
(e)	ARTES shall, at the request of THERAPEUTICS or an Investigator, execute and deliver to the Investigator a letter setting forth ARTES’ obligations to the Investigator under sub-paragraph (a).
12.	Force Majeure and Delays
In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, acts of terrorism, acts of God, inclement weather or other similar reason or cause beyond that party’s control (not including the inability of a party’s software to perform data-dependent calculations properly), then performance of such act (except for the payment of money owed) shall be excused for the period of such delay; provided, however, if such delay continues in excess of eight (8) weeks, either party may terminate the affected Work Order(s) without penalty under any Work Order, except that ARTES shall be obligated to pay THERAPEUTICS (a) all reasonable direct fees earned under this Master Agreement or the terminated Work Order(s) up to the effective date of termination in accordance with the terms of the terminated Work Order(s), and (b) all non-cancelable costs incurred in connection with the terminated Work Order(s) to the date of termination.
13.	Notices
Whenever any notice is to be given pursuant to this Master Agreement, it must be in writing using postage prepaid first class certified mail with return receipt requested, delivery prepaid nationally recognized overnight carrier, or facsimile to the addresses set forth below:

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THERAPEUTICS:	Therapeutics, Inc. 9025 Balboa Avenue, Suite 100 San Diego, CA 92123 Attn: Daniel Piacquadio, M.D. President and CEO FAX: 858-571-1234

ARTES:	Artes Medical, Inc. 5870 Pacific Center Boulevard San Diego, CA 92121 Attn: Karla Kelley, R.N., J.D. Chief Legal Officer, General Counsel and Corporate Secretary FAX: (858) 875-5609
Such notice shall be effective five days after deposit if sent by mail, the next business day if sent by overnight carrier and upon receipt of electronic confirmation of delivery if sent by facsimile.
14.	Legal Compliance
THERAPEUTICS shall perform all work under this Master Agreement and any Work Order in conformity with all applicable federal, state and local laws and regulations including but not limited to the Act and the regulations promulgated pursuant thereto, as amended from time to time, and with the standard of care customary in the contract research organization industry. For purposes of ARTES providing the FDA with certification pursuant to Section 306(k) of the Act, THERAPEUTICS warrants that no person (including Investigators, sub-investigators or any other person working under the supervision of THERAPEUTICS) performing Services pursuant to this Master Agreement or any Work Order has been debarred or convicted of crimes pursuant to Sections 306(a) and (b) of the Act and under the U.S. Generic Drug Enforcement Act of 1992, 21 U.S.C. §§335(a) and (b), as amended. THERAPEUTICS agrees to notify ARTES as soon as practicable upon THERAPEUTICS’ learning of the occurrence of any such debarment, conviction, or inquiry relating to a potential debarment, of any person performing Services pursuant to this Master Agreement or any Work Order and agrees that said person shall be immediately prohibited from performing Services under this Master Agreement or any Work Order.
ARTES represents that it shall not request THERAPEUTICS to perform assignments or tasks that violate any applicable law or regulation.
15.	Regulatory Inspections

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If any governmental or regulatory authority conducts or gives notice to THERAPEUTICS of its intent to conduct an inspection of THERAPEUTICS or at any Study site or take any other regulatory action with respect to the Services provided under this Master Agreement or any Work Order, THERAPEUTICS shall (a) cooperate with ARTES and reasonably act to obtain the cooperation of any Investigators; (b) provide ARTES prior notice of any inspection or other regulatory action; and (c) allow ARTES the right to be present at any such inspection. ARTES shall have primary responsibility of preparing and THERAPEUTICS shall cooperate in the preparation of any responses which may be required to any governmental or regulatory authority with regard to any such inspection or regulatory action, and any required follow-up actions. ARTES shall have the sole opportunity to challenge any order of a regulatory or governmental activity affecting its IND, NDA, IDE, 510K or PMA or any Project. If THERAPEUTICS has attempted to comply with the provisions of this Section 15 but is nevertheless required by a governmental or regulatory authority to comply with its demand or request, then compliance by THERAPEUTICS shall not cause a breach of this Master Agreement. THERAPEUTICS will be reimbursed reasonable expenses, including labor expenses related to all regulatory inspections.
16.	Insurance
(a)	THERAPEUTICS and ARTES each represents that it maintains and will continue in force during the Term of this Master Agreement, at its sole cost and expense, the minimum insurance coverage listed below. Each party shall provide to the other certificates of insurance evidencing the insurance required hereunder and will provide prompt written notice to the other party prior to any cancellation of such coverage or material change in such coverage.
(i)	Comprehensive automobile liability insurance for vehicles furnished by such party or used by such party in the performance of this Master Agreement or any Work Order with bodily injury and property damage limits of at least $1,000,000 each occurrence, combined single limit;

(ii)	Commercial general liability insurance with bodily injury and property damage minimum limits of $1,000,000 each occurrence, with an aggregate combined single limit of at least $2,000,000;

(iii)	Excess liability insurance with minimum limits of $1,000,000 per occurrence/aggregate combined single limit which shall be excess of the coverage described in Section 16(a)(i) and limits of $2,000,000 per occurrence/aggregate combined single limit which shall be excess of the coverage described in Section 16(a)(ii) above;

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(iv)	With respect to THERAPEUTICS only worker’s compensation and occupational disease disability insurance as required by the laws of the state(s) in which Services are to be performed; and

(v)	With respect to ARTES only, product and clinical trials liability insurance in the amount of at least $10,000,000 combined single limit.
(b)	To the extent permitted by law, the insurance set forth above as well as any other coverage agreed to be purchased hereunder shall contain waivers of subrogation and/or rights of recovery as to claims against the other party. This waiver shall not apply if the responsible party was grossly negligent.
(c)	THERAPEUTICS shall be identified as an additional insured under ARTES’ product and clinical trials liability insurance described in Section 16(a)(v) above.
(d)	THERAPEUTICS and ARTES agree that with regard to this Master Agreement, the insurance coverage to be provided hereunder shall be considered as primary insurance and not contributory with any similar instance which the other party and/or its employees and agents may maintain on their own behalf.
17.	Assignment
Other than to a successor, this Master Agreement and each Work Order may not be assigned by either party without the other party’s prior written consent, which consent shall not be unreasonably withheld.
18.	Independent Contractors
For purpose of this Master Agreement, the relationship between the parties is that of an independent contractor and neither party shall have the authority to bind or act on behalf of the other party without its prior written consent. Nothing contained in the Master Agreement shall be construed to create the relationship of principal and agent or employer and employee between ARTES and THERAPEUTICS, or their respective employees, servants, agents or independent contractors.
19.	Relationship with Investigators and Vendors
If a particular Work Order obligates THERAPEUTICS to contract with a vendor, Investigator(s) or investigative site, then any such contract shall be on a form mutually acceptable to THERAPEUTICS and ARTES, and any material changes to such form shall require prior approval by ARTES. ARTES will be responsible for promptly reviewing, commenting on and/or approving such form contracts and proposed changes.
20.	Advertising

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THERAPEUTICS shall not issue any information or statement to the press or public relating to the results of any Study without the prior written consent of ARTES. Neither party shall use the name or trademarks of the other party in any announcement, publication or promotional material or in any form of public distribution without the prior written consent of the other party which shall not be unreasonably withheld by the other party except as required by applicable law, any court or administrative order or any Work Order.
Notwithstanding the foregoing provisions of this Section 20, THERAPEUTICS shall have the right to include the name of ARTES in any listing of clients, the type of services provided and the respective fees charged or forecasted to be charged for the sole purpose of providing such information to board members, financial institutions and prospective equity or debt investors in THERAPEUTICS.
21.	THERAPEUTICS Representations
THERAPEUTICS represents that: (a) it has the right and authority to enter into this Master Agreement and to perform the Services required pursuant to each Work Order; (b) the person executing this Master Agreement has the authority to do so; and (c) THERAPEUTICS is not a party to any existing agreement or arrangement that would prevent THERAPEUTICS from entering into this Master Agreement or would adversely affect THERAPEUTICS’ performance under this Master Agreement. These representations will also apply with respect to the execution of each Work Order by THERAPEUTICS.
22.	Severability
If any provision of this Master Agreement or any Work Order shall be deemed void in whole or in part for any reason whatsoever, the remaining provisions shall remain in full force and effect.
23.	Estoppel
The waiver or forbearance by either party or the failure by either party to claim a breach of any provision of this Master Agreement or any Work Order shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any provision thereof.
24.	Applicable Law
This Master Agreement shall be governed by and construed in accordance with the laws of the State of California.
25.	Descriptive Heading

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The descriptive heading of the Master Agreement sections are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.
26.	Binding Effect
The Master Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. THERAPEUTICS shall not have the right to assign the Master Agreement or any of the rights or obligations hereunder without the prior written consent of ARTES provided that such consent shall not be unreasonably withheld.
27.	Entire Understanding
This Master Agreement and each Work Order represents the entire understanding of the parties with respect to the subject matter hereof. Any modification to this Master Agreement or any Work Order must be in writing and signed by both parties.
28.	Counterparts
This Master Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Master Agreement as of the Effective Date.

Therapeutics, Inc.			Artes Medical, Inc.

By:			By:

		Daniel Piacquadio, M.D.			Diane S. Goostree
	Title:	President and CEO		Title:	President and CEO

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EXHIBIT 1
THIS EXHIBIT IS AN EXAMPLE. THE CONTENT OF EACH SPECIFIC WORK ORDER WILL BE DETERMINED BASED UPON THE SCOPE AND REQUIREMENTS OF THE WORK TO BE PERFORMED. CONSEQUENTLY, THE BUDGET AND SPECIFIC TERMS MAY VARY BASED UPON THE COMPLEXITY OF THE WORK ORDER. SIMILARLY, THE RATES NOTED IN THIS EXAMPLE MAY NOT REFLECT CURRENT PRICING AS IT IS AN EXAMPLE AND RATES MAY CHANGE FROM TIME TO TIME. PLEASE REFER TO AN ACTUAL WORK ORDER FOR FINAL TERMS AND PRICING.
Work Order — Number XXXX (X)
DXX-XXXX-XX
This Work Order (“Work Order”) and the Master Service Agreement (“Master Agreement”) between the parties signed below, dated XXXXX XX, 200X, which is incorporated by reference, sets forth the specific terms and conditions relating to the Services.
1.	Scope of Services (“Services”)
a.	This Work Order is for clinical research services related to Protocol DXX-XXXX-XX (“Protocol”).

b.	The description of the Project (“Project”) is:

c.	THERAPEUTICS shall conduct the Services required by the Project, including any written Change Orders thereto that are signed by both parties, in accordance with the procedures and methodology specified by ARTES in writing of the Protocol. Both THERAPEUTICS and ARTES agree to manage the Project to a mutually agreed Project timeline and the Services as defined herein, which may be modified from time to time based upon the needs of the Project and as specified in written Change Orders.
2.	Study Period
The Project will commence on XXXXX XX, 200X with expected completion in approximately XXXXX (XX) months, on or about XXXXX XX, 200X, depending upon

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a variety of factors including but not limited to availability of clinical supplies and ARTES’ submission of and FDA acceptance of the proposed development plan.
3.	Description of Services
a.	General supervision of all Protocol related activities or budget specified subcontractors.

b.	Protocol, consent and case report form (CRF) review; includes up to two (2) revisions; additional revisions at hourly rates. Subject to ARTES review and approval.

c.	Investigator selection to the extent required. Subject to ARTES review and approval.

d.	Performance of all clinical site monitoring.

e.	Medical monitoring, as required.

f.	Data entry and statistical analysis.

g.	Clinical study report writing; includes initial draft and up to two (2) revisions; additional revisions at hourly rates.

h.	THERAPEUTICS will have contract signing authority for ARTES for third party contractors required for this Work Order, subject to Section 19 of the Master Agreement.
4.	Project Budget / Fees and Expenses
a.	The Budget for this Work Order is $XXX,XXX.

b.	The actual fees charged ARTES for this Work Order shall not exceed a 15% overage of the Budget, or $XX,XXX, resulting in a total fee of up to $XXX,XXX, without the written approval of ARTES.

c.	At any activity stage of the Project, if it is estimated or determined by either ARTES or THERAPEUTICS that the total fee for the Project may exceed the Budget plus the 15% overage allowance, THERAPEUTICS and ARTES shall promptly discuss the matter and both parties will jointly arrive at a revised Budget that is reasonable under the circumstances.

d.	Any work requested by ARTES which is not specified in the Budget or items deleted from the Budget, as provided by the terms of the Master Agreement, will result in an increase or decrease, respectively, to the Budget as mutually agreed to by ARTES and THERAPEUTICS.

e.	The detailed Budget for this Work Order is attached.
5.	Service Definitions and Fees

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a.	The Budget attached to this Work Order provides the initial cost estimate for the Project based upon the anticipated scope and duration as outlined. Actual billings for some of the Budget line items may vary. Fees for the Budget line items with a cost code designation “A” commence the month the Project begins and will continue to be billed at the stated fixed monthly rate through the completion month of the Project. Budget line items with cost code “B” will be billed at the budgeted amount. Budget line items with cost code “C” designates variable costs which may accumulate to be more or less than the Budget amount depending upon the actual time expended by THERAPEUTICS staff and/or direct costs incurred. Budget line items with cost codes “D” and “E” are variable fees billed as costs are incurred.

b.	Case Report Form (“CRF”), Informed Consent Form (“ICF”) and Diary Development Forms (“DDF”)
1.	Creation means CRF, ICF and DDF design and development — fixed fee.

2.	Review means THERAPEUTICS review of CRFs, ICFs or DDFs designed by others — fixed fee.

3.	Reproduction and Assembly means CRF printing, materials and assembly, which is billed at actual cost plus 10%. The QC and management provided by THERAPEUTICS is billed at a fixed fee of $750 for the first site and $200 for each additional site. Each CRF amendment that requires Reproduction and Assembly is billed at the same rates.

4.	Guidelines mean developing instructions for completing CRFs — fixed fee.

5.	Source Documents means developing template source document(s) based upon the CRFs for the discretionary use by the sites — fixed fee.

6.	Quotes include up to two (2) minor revisions. Additional revisions requested by ARTES billed on an hourly basis as defined in the Budget exhibit.
c.	IRB Fees & Services
1.	IRB Fees & Services means all fees charged by IRBs, billed at actual cost plus 10% along with a THERAPEUTICS origination fee of $750 and processing fee billed at $250 per site for original applications and $125 for each required amendment.

2.	Annual IRB fees and THERAPEUTICS processing fees, if required, will be at the same rates.
d.	Investigator Fees
1.	Investigator Fees mean the actual fees paid to investigator sites in accordance with the terms and conditions of the investigator site contracts and are billed at actual cost plus 3.5%.

2.	Other investigator site expenses such as supplies, shipping, site acknowledgements for work well done as is industry practice, etc. are billed at actual cost plus 10%.

3.	A fixed fee of $500 per site is billed to cover the cost for site selection, review and screening of potential sites and final selection of Investigators. Contract management fees of $750 per site and $250 per site for amendments shall also apply.

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e.	Site Set-Up & Close
1.	Site Set-Up & Close means the set-up and close-out activities performed at THERAPEUTICS’ corporate offices related to the investigator sites and files (e.g. 1572’s, creation of trial/site specific logs, regulatory and general study files, etc.).

2.	$1,375 is billed for each site as it is set-up and $1,375 is billed for each site as it is closed, for a total of $2,750 per site.
f.	Site Monitoring
1.	Site monitoring fees for each visit accumulate as follows: (a) the rate, for travel time to and from the site (up to a maximum of 8 hours per day rounded up to the nearest 1/4 hour) and on-site time (rounded up to the nearest 1/4 hour) is billed at $875 per day or part thereof; (b) a fixed fee equal to 0.75 days [or six (6) hours] for other visit related activities (e.g. scheduling, trip preparation, visit follow-up and report writing, etc.) at the rate of $875 per day will be charged for each site visit; and (c) a fixed fee of 0.25 days [or two (2) hours] for administrative support for CRF handling related to data management and regulatory file updates at the rate of $875 per day will be charged for each site visit. Site qualification verification for eligible investigators that do not require an on-site visit will be billed at a reduced fixed rate of $500 per site.

2.	Quality assurance audits shall be billed in the same manner as in section 5.f.1 above.

3.	General site support includes a fixed fee equivalent to 0.15 days [or one (1) hour] per site per month at the rate of $875 per day for trial and regulatory file maintenance and is billable during the entire duration of the project.

4.	Monitoring travel expenses are billed as incurred at cost plus 10%.
g.	Medical Monitoring
1.	Medical Monitoring Fee is billed at a fixed monthly fee for the actual project duration, starting in Month 3.

2.	Severe adverse event (SAE) reporting will be billed separately at $1000/event during the study period.
h.	Data Management & Statistical Analysis
1.	This category may include review of statistical modeling, protocol sample size calculations and protocol development support, data entry and analysis, report writing support, etc. and is subject to a THERAPEUTICS fixed management fee. Actual budget to be determined pending formal bids from qualified vendors based on finalized Protocol and CRF designs.

2.	It is a variable cost and if all or part of this service is performed by THERAPEUTICS staff, that component is billed at an hourly rate. If the data management and/or statistical analysis is sub-contracted out, it is billed at actual cost plus 10%.
i.	Project Preparation & Start-Up
1.	Project Preparation & Start-Up means activities related to the general set-up of the Project prior to investigator site initiation, including but not limited to: developing a detailed project plan (timelines and identification of deliverables,

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etc.); ARTES and THERAPEUTICS’ assignment of roles and responsibilities and allocation of project resources in support of the project plan; and project planning meetings with ARTES to create a trial specific infrastructure and agree on support tools to efficiently run and close-out the trial.
2.	Fixed fee billed at Project initiation.
j.	Senior Management Support
1.	Senior Management Support means general project administration and oversight by THERAPEUTICS senior staff including the Vice President of Clinical Development and/or Directors for in-house activities related to the management of the trial (e.g. weekly management review, etc.) plus administrative support as required.

2.	Also included is the planning for and attendance at meetings (e.g. by CEO and/or other Senior THERAPEUTICS staff) with ARTES, FDA, etc. as requested by ARTES.

3.	Fees are variable and are billed at standard rates for the actual hours incurred.
k.	Travel (Non-Monitoring)
1.	This category is for travel expenses (e.g. transportation, housing, meals, etc.) incurred by THERAPEUTICS personnel in performing all Services other than monitoring. This may include attendance at meetings not conducted in THERAPEUTICS’ corporate office with ARTES and/or FDA, etc., as requested by ARTES.

2.	Fees are variable and are billed at actual cost plus 10%.
l.	TI Office Overhead
1.	TI Office Overhead means general THERAPEUTICS infrastructure costs, a pro-rata share of which are consumed in performing the Services including, but not necessarily limited to, telephone, fax, in-house copying, general clerical and administrative personnel support, facilities, etc.

2.	Fixed fee.
m.	Investigator Meetings
1.	Investigator Meetings means the planning and scheduling of the Investigator Meeting including, as requested by ARTES, preparation of meeting materials and logistics associated with conduct of the meeting (e.g. transportation, housing and meals, etc. for principal investigators, coordinators and THERAPEUTICS personnel), equipment and meeting room arrangements, Investigator gifts, shipping meeting materials, etc.

2.	No related expenses that would be incurred directly by ARTES are included.

3.	Fees are variable and are billed at standard hourly rates with related pass through expenses billed at cost plus 10%.
n.	Miscellaneous
1.	Miscellaneous means all fees and expenses incurred that are required to perform the Services, but are not budgeted specifically as a line item including, but not necessarily limited to: out-of-pocket expenditures for shipping, cell phone usage, reproduction services, document shredding, transfer of study records to sponsor, video- and teleconferencing, internet

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based meeting support (e.g. Web-Ex) etc. and internal labor hours for archiving documents related to the Project, etc.
2.	Study audit and archiving activities are billed at the end of the study at a fixed fee of 15,000.

3.	An allocation for cell phone, document shredding and general teleconferencing fees (Web-Ex) are billed monthly at a fixed fee of $550/month.

4.	All additional out-of-pocket expenditures such as printing questionnaire and response cards, archiving supplies, shipping and project specific conferencing are billed at cost plus 10% and internal labor hours are billed at the standard rate as defined in the budget exhibit.
o.	Contracting

For each third party contract and any subsequent amendments as may be required related to this Work Order (e.g. principal investigators, IRBs, third party vendors, etc.) a $750 origination fee will be charged for each initial contract and $250 for each amendment to cover costs related to the creation, negotiation as required, and coordination of all parties involved. Estimates are included in their respective Budget line items.
p.	Record Storage

Documents related to this Work Order will be retained and stored by THERAPEUTICS. Fees related to the storage of these materials for a two (2) year period will be invoiced in advance at the end of the study and are currently estimated at $100 per year, but may vary with the magnitude of the trial and quantity of materials. Any storage requirements beyond this two (2) year period will be invoiced as incurred. Materials will be stored for at least two (2) years after the formal discontinuation of the clinical development of the investigational product, or for at least two (2) years after the last approval of a marketing application in an International Conference of Harmonization (ICH) region and there are no pending or contemplated marketing applications in an ICH region, unless directed otherwise in writing by ARTES.
6.	Invoicing and Payment Terms
a.	Monthly invoices for Services will be prepared and forwarded approximately ten (10) days after the end of the month during which the corresponding fees are earned. Invoices ordinarily will be dated as of the last day of the month for which they apply and are mailed via first class mail unless requested otherwise by ARTES.

b.	Supporting documentation for invoices will be submitted in accordance with the terms and conditions of the Master Agreement including the submission of receipts for expenses of $25 or greater per transaction.

c.	All third party contracts (e.g. investigator fees, laboratory costs, IRB fees, etc.) are billed 60 days in advance of the anticipated payment date by THERAPEUTICS.

d.	Payment terms:
1.	Payments are to be made in U.S. Dollars.

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2.	Payment terms are Net 30 days from the date of the invoice.

3.	Payments not received within 30 days from the invoice date are subject to a 1.5% late fee for each full or partial month the payment is past due.
7.	THERAPEUTICS Personnel

THERAPEUTICS shall assign a full staff that is comprised of appropriately trained individuals with experience in conducting and managing the Services that are described in this Work Order. The Project Manager for the Project will be assigned prior to initiation.
8.	Work Authorization

ARTES’ execution and return of one copy of the Work Order and any attachments hereto shall constitute authorization for THERAPEUTICS to conduct the Services.
IN WITNESS WHEREOF, the parties hereto have caused this Work Order to be executed by their respective authorized representatives to be effective as of the date last below written.

Artes Medical, Inc.			Therapeutics, Inc.

By:			By:

	Name:	Diane S. Goostree		Name:	Daniel Piacquadio, M.D.
	Title:	President & CEO		Title:	CEO
	Date:			Date:

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EXHIBIT 1 — EXAMPLE BUDGET

Client:	ARTES	Description:	Project Work Order XXXX	TI #:	YYYYY
Project Parameters

Number of Sites:	x	Subjects per Site:	xx	Total # of Subjects:	xxx
Est. Project Duration Months:	xx	Enrollment Period Months:	xx	Initiation Phase Months:	xx
Protocol Duration Months:	x	Medical Monitoring Months:	xx	Closure Phase Months:	xx

Budget Categories	Fee Code*	Foot-Note #	Additional Clarification	Budget ($)
A. Trial Services
1. Project Management	A		$x,xxx per month	$xx,xxx
2. Project Reporting	A		$x,xxx per month	xx,xxx
3. Medical Monitoring	A		$x,xxx per month	xx,xxx
4. Protocol Development and/or Review	B,C			xx,xxx
5. CRF Review, CRF Guidelines & Source Docs	B,C			xx,xxx
6. CRF Reproduction & Assembly	B,E			xx,xxx
7. IRB Fees & Services	B,E,F			xx,xxx
8. Investigator Fees	B,D,F	(4)		xx,xxx
9. Subject Recruiting Package	B			xx,xxx
10. Subject Advertising	E		$x,xxx cost per site budget	xx,xxx
11. Outside Lab Fees	B,E			xx,xxx
12. Clinical Supplies	E			xx,xxx
13. Photography	B,E			xx,xxx
14. Site Set-up & Close	B	(2)		xx,xxx
15. Site Monitoring & Support	C	(3)		xx,xxx
16. Monitoring Travel	E			xx,xxx
xx,xxx
B. Data Analysis & Final Report				xx,xxx
1. Data Management & Statistical Analysis	B,E			xx,xxx
2. Final Report	B,C			xx,xxx
xx,xxx
C. Other Fees				xx,xxx
1. Project Preparation & Start Up	B			xx,xxx
2. Senior Management Support	C,G	(1)		xx,xxx
3. Travel (non-monitoring)	E			xx,xxx
4. Fed-Ex & Other Delivery	E			xx,xxx
5. Outside Consultants	B,E,F			xx,xxx
6. TI Office Overhead	A		$x,xxx per month	xx,xxx
7. Investigator Meetings	C,E	(1)		xx,xxx
8. Regulatory Affairs	C,G	(1)		xx,xxx
9. Monitor/Staff Training	C,E	(1)		xx,xxx
10. Miscellaneous Expenses	B,C,E	(5)		xx,xxx
			Total Budget:	$xxx,xxx

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A	=	Fixed Monthly Fee for Actual Project Duration.

B	=	Fixed Fee for Total or Component of Project — Billable as Services are Performed.

C	=	Variable Fee: Actual Hours Incurred Times an Hourly Rate — Billable as Services are Performed.

D	=	Variable Fee: Actual Cost Plus a 3.5% Administrative Processing Fee — Billable as Costs are Incurred.

E	=	Variable Fee: Actual Cost Plus a 10% Administrative Processing Fee — Billable as Costs are Incurred.

F	=	Billed and Payable 60 Days in Advance of Estimated Payment Date(s) to Contractors.

(1)		Hourly Rates: MD-$275/hour; Regulatory Affairs -$xxx/hour; VP-$xxx/hour; Director — $xxx/hour;

Associate Director and Project Manager-$xxx/hour; Admin. Support -$xx/hour

(2)		Includes site set-up and close fee @ $x,xxx per site fixed

(3)		Budgeted 6 visits / site, approx. 2.25 days per visit, rate $xxx/day, day to day site support, study file maintenance and 20% site QA allocation

(4)		Per subject cost estimated at $x,xxx

(5)		Also includes $x,xxx budget for study file review and archiving (at study end) billed hourly per (1) above

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EXHIBIT 2
CHANGE ORDER FORM

Change Order Number:		Effective Date:
Name:	Artes Medical	Work Order Reference:
Contact Name:		TI Project
Identification and/or
Number(s):
Date of revision		Does this change the	YES	NO
request:		overall timeline?
Previous Budget:	US $	Revised Budget:	US $
Description of Modification: {Insert specific description, or attach detail and refer to it in this section.}
AGREED TO, ACKNOWLEDGED, AND ACCEPTED BY:

Therapeutics, Inc.			Artes Medical, Inc.

By:			By:

	Name:	Daniel Piacquadio, M.D.		Name:	Diane S. Goostree
	Title:	CEO		Title:	President & CEO
Date:			Date:

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